Exhibit 21.1

Name of the Entity	Jurisdiction
Qinheng Co., Limited	Hong Kong
Qiner Co., Limited	Hong Kong
Shanghai Qincheng Information Technology Co., Ltd.	PRC
ChinaLink Professional Services Co., Ltd.	PRC
CLPS Dalian Co., Ltd.	PRC
CLPS Ruicheng Co., Ltd.	PRC
CLPS Beijing Hengtong Co., Ltd.	PRC
JAJI (Shanghai) Co., Ltd.	PRC
JAJI (Shanghai) Human Resource Co., Ltd.	PRC
CLPS-Ridik Technology (Australia) Pty. Ltd.	Australia
CLPS Technology (Singapore) Pte. Ltd.	Singapore
CLPS Technology (HK) Co., Ltd.	Hong Kong
CLPS Shenzhen Co., Ltd.	PRC
Tianjin Huanyu Qinshang Network Technology Co., Ltd.	PRC
CLPS Guangzhou Co., Ltd.	PRC
CLPS Technology (US) Ltd.	Delware
CLPS Technology (California) Inc.	California
CLPS Hangzhou Co. Ltd.	PRC
Ridik Pte. Ltd.	Singapore
Ridik Consulting Private Limited	India
Ridik Sdn. Bhd.	Malaysia
Ridik Software Solutions Pte. Ltd.	Singapore
CLPS Technology Japan	Japan
Qinson Credit Card Services Limited	Hong Kong
Hainan Qincheng Software Technology Co.Ltd	PRC
CLPS Xian Co., Ltd.	PRC
Shanghai Chenqin Information Technology Services Co., Ltd.	PRC
CareerWin Executive Search Co., Ltd.	PRC
Beijing Bozhuo Education Technology Co., Ltd	PRC
Growth Ring Ltd.	BVI
Arabian Jasmine Ltd.	BVI
Noni (SINGAPORE) PTE. LTD.	Singapore
CLPS-Beefinance Holding Limited	BVI
LinkCrypto Finance Technology Limited	Hong Kong
Qinson Ltd.	BVI
LQE Ltd.	BVI
CLPS Technology (Philippines) Corp	Philippines
MSCT Investment Holdings Limited	BVI
MNYC HOLDINGS (HK) LIMITED	Hong Kong
Haikou Huaqin Minshang Software Development Co., Ltd	PRC